Exhibit 99.2

Subject: A Note to Cascadian Therapeutics Employees from Clay Siegall, Seattle Genetics’ CEO

Date: January 31, 2018

Dear Cascadian Therapeutics Employees,

I would like to convey how excited we are about the announced agreement for Seattle Genetics to acquire Cascadian Therapeutics. The combination of our companies will enable us to partner in moving tucatinib forward, and come together around our shared vision of helping people with cancer.

For those of you who aren’t familiar with us, Seattle Genetics is focused on the development and commercialization of targeted therapies for the treatment of cancer. Our marketed product ADCETRIS is approved by the FDA and the European Commission for four indications and is now commercially available in 70 countries. We also have a late-stage pipeline of oncology drugs that are advancing toward registrations in solid tumors.

Tucatinib will complement our current late-stage pipeline of targeted cancer therapies, expand our efforts in breast cancer, and advance our goal of becoming a company with multiple commercial products. In addition, we are enthusiastic about exploring the potential of the pre-clinical programs in Cascadian Therapeutics’ pipeline, particularly as we look to expand our immuno-oncology portfolio.

I’d like to congratulate the team at Cascadian Therapeutics for your impressive work in advancing tucatinib into a pivotal trial and helping patients in need. I know many of you have questions about Seattle Genetics and how this merger may affect you personally. Please let me assure you that our companies will be working diligently on clarifying how to best combine our teams going forward with a primary focus on keeping tucatinib resourced and on track toward registration. Our plan is to be open and timely about decisions, with more detail as we approach the close of the deal.

We look forward to working with the team at Cascadian Therapeutics towards our shared goal of improving outcomes for people with cancer.

Best regards,

Clay Siegall, Ph.D.

President and Chief Executive Officer, Seattle Genetics